Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

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Lianhe Sowell International Group Ltd

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Ordinary Shares, $0.0001 par value each	(1)	Other	580,000	$4.17	$2,418,600.00	0.000087	$210.42

Total Offering Amounts:						$2,418,600.00		210.42
Total Fee Offsets:								0.00
Net Fee Due:								$210.42

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional Class A ordinary shares of the Registrant that become issuable under the Registrant’s 2026 Equity Incentive Plan (the “2026 Plan”) in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding Class A ordinary shares of the Registrant.

Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high ($4.91) and low price ($3.43) of the Registrant’s Class A ordinary shares as reported on the NASDAQ Stock Market on October 26, 2026, which date is within five business days prior to filing this Registration Statement.